BUSINESS CONSULTANT AGREEMENT

THIS AGREEMENT dated May 1, 2006, is made:

BETWEEN:

SOLAR ENERTECH CORP., a company incorporated under
the laws of the State of Nevada, having an address of 1600
Adams Drive, Menlo Park, California, USA, 94025

(referred to as the “Company")

AND:

BOUNDARY POINT INVESTOR RELATIONS, INC.,
having an address of 1530 Gulf Road, Point Roberts,
Washington, USA, 98281

(referred to as “Consultant")

1.	Consultation Services

The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement: The Consultant will consult with the officers and employees of the Company concerning matters relating to marketing and investor relation services.

2.	Term of Agreement.

The term of this Agreement will commence May 1, 2006 and will continue until April 30, 2008. Either party may terminate this Agreement by giving the other party ninety (90) days written notice delivered by registered mail or confirmed email.

3.	Place Where Services Will Be Rendered

The Consultant will perform most services in accordance with this Agreement at 1530 Gulf Road, Point Roberts, Washington or such other address that is acceptable to both parties. In addition, the Consultant will perform services on the telephone and at such other places as designated by the Company to perform these services in accordance with this Agreement.

4.	Payment to Consultant

The Consultant will be paid in advance on the 1st day of each month at the rate of Ten Thousand Dollars in US funds (US$10,000.00) per month for work performed in accordance with this Agreement; Provided that the Consultant issues an invoice to the Company on or before the first day of each month of the term. The Company will reimburse the Consultant for all disbursements, including travel, accommodation, printing, postage, long distance telephone charges and other related costs, reasonably incurred by the Consultant for the purpose of the provision of the Consultant’s services to the Company within 10 days of having received written receipts in respect of this disbursements, providing that any such disbursement exceeding $500.00 must have been approved by the Company in advance of its having been incurred; and providing further that the disbursements must be submitted once a month and will only be reimbursed once a month. The Consultant has the right to ask the Company for an advance payment, if appropriate, to pay for certain disbursements that have been pre-approved by the Company.

5.	Independent Contractor

Both the Company and the Consultant agree that the Consultant will at all times act as an independent contractor in the performance of its duties under this Contract. Accordingly, the Consultant shall be solely responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant's activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and State income tax, business tax, and any other taxes or business license fees as may be required to be paid.

6.	Confidential Information and Non-Competition

The Consultant agrees that any information received by the Consultant or Bradford J. Long during the performance of the Consultant's obligations pursuant to this Agreement or otherwise, regarding the business, financial, technological or other any other affairs of the Company or its personnel will be maintained by the Consultant and Bradford J. Long as strictly confidential and will not be revealed by the Consultant or Bradford J. Long to any other persons, firms, organizations or other entities whatsoever. This covenant shall survive the termination of this Agreement.

The Consultant agrees that during the term of this Agreement and thereafter, it and Bradford J. Long will not compete or attempt to compete with the business or technology of the Company or in any other respects whatsoever.

7.	Employment of Others

The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company but in no event shall the Consultant engage the services of others without first obtaining the written authorization of the Company.

8.	Entire Agreement

Both the Company and the Consultant agree to the above Contract which constitutes the entire agreement between the parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written between the parties with respect to the subject matter hereof.

9	Further Assurances

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

10.	Notices

All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand, facsimile, or mailed, postage prepaid, addressed to the parties at their addresses first set forth above or to such other address as may be given in writing by the Company or the Consultant and will be deemed to have been received, if delivered, on the date of delivery and if mailed, then on the fifth business day following the posting thereof provided that if there will be, between the time of mailing, and the actual receipt of the notice a mail strike, slowdown or other labor dispute which might affect the delivery of the notice by the mails, then the notice will only be effective if actually delivered.

11.	Severability of Clauses

In the event that any provisions of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

12.	Assignment

This Agreement is not assignable by either of the parties hereto.

13.	Execution in Counterpart

This Agreement may be executed in counterpart, each of which such counterpart, notwithstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, shall be deemed to be an original, whether in originally executed or in facsimile form, and all of which will constitute one and the same agreement, effective as of the reference date given above.

SOLAR ENERTECH CORP.

“Leo Shi Young”
Leo Shi Young, President

BOUNDARY POINT INVESTOR RELATIONS, INC.

“Bradford J. Long”
Bradford J. Long, President